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                              PLATO LEARNING, INC
                      FISCAL YEAR 2005 Q1 FINANCIAL RELEASE
                                 CONFERENCE CALL
                                FEBRUARY 24, 2005


OPERATOR

Ladies and gentlemen, welcome to today's PLATO Learning first quarter conference call. At this time, I would like to introduce David Smith, President and CEO of PLATO Learning.

DAVE SMITH

Good afternoon. Thank you for joining us today. With me are Larry Betterley, our Senior Vice President and Chief Financial Officer, and Steve Schuster, our Vice President and Treasurer.

I will make a few opening remarks, Larry will comment on the financial results and then I will make some concluding comments. We will then take your questions.

Before we start, Larry will preface our remarks with a safe harbor statement. Larry.

LARRY BETTERLEY

This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company's Annual report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, February 24, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited.

Dave.

DAVE SMITH

Thanks Larry.

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The financial results we announced today for our first quarter of fiscal 2005 were consistent with the revenue guidance and slightly better than the earnings guidance shared in our February 15th press release and subsequent conference call.

Revenues were $25.5 million, a 7% decline for the quarter on a pro-forma basis, including pre-merger Lightspan revenue amounts. As we stated in our pre-release call, first quarter was impacted by several initiatives implemented in the quarter and by management changes. Initiatives included realignment of the sales and service organizations to better serve the elementary market and implementation of new systems and procedures aimed at improving the efficiencies of our sales process in the future. When comparing quarters, we were also impacted by the timing of Lightspan's year-end at the acquisition date. Lightspan's fourth quarter aligned with our first quarter in 2004, and their sales force continued to be compensated under Lightspan's annual plan until the end of that quarter. As a result, our first quarter 2004 benefited from increased sales activity, as the Lightspan sales force drove to reach their annual performance objectives.

License fees were down about $2.0 million, as we closed 29 transactions over $100,000 in the quarter, with a total value of $7.5 million, compared to 44 transactions in first quarter 2004 with a total value of $13.4 million. Subscription revenue was down 10% on a pro-forma basis, due to the timing of orders and strong sales of our client-hosted web products. Pro-forma service revenue growth was strong at 21%, led by new Supplemental Educational Service offerings.

Gross Margins were lower than 2004, primarily due to product mix and a decline in educational consulting service revenue from Q4 levels, which Larry will discuss in more detail. We are pleased with the pro-forma reduction in operating expenses of 19%, before restructuring and other charges, reflecting the cost efficiencies achieved during last year and additional cost improvements made during this year's first quarter.

The resulting net loss, before the impact of restructuring and other charges was $8.2 million, which was slightly better that our pre-release guidance.

We continue to make progress on the initiatives implemented in the quarter and feel their disruptive impact is primarily behind us now. I have spent significant time with sales leadership reviewing the situation. Pipelines are building and the school funding environment has improved. I believe we are on track to meet our performance objectives for the year and the guidance for the rest of the year remains unchanged from that provided in our call on February 15th.

I will discuss progress on other initiatives in a few minutes, after Larry reviews the financial results for the first quarter in further detail. Larry.

LARRY BETTERLEY

Thank you Dave.


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Q1 FINANCIAL RESULTS:

Revenues for first quarter 2005 totaled $25.5 million, a $2.0 million or 7% decrease versus the $27.4 million of combined revenues reported by PLATO Learning and Lightspan in the comparable period of 2004. Our net loss for the quarter was $10.5 million, or $0.46 per diluted share, as compared to a net loss of $7.5 million, or $0.35 per diluted share, for the same period of 2004. Excluding the impact of restructuring and other charges, net loss was $8.2 million, or $0.36 per share.

REVENUES:

Revenue declined as a result of declines in license fee, subscription and other revenues, partially offset by a significant increase in service revenues. We have included supplemental information in today's press release that reconciles the revenue PLATO Learning reported last year to what we reported today, with consideration for the acquisition of Lightspan.

License fee revenues in first quarter 2005 were $11.1 million, a $2.0 million or 15% decrease from the $13.1 million of combined revenue for the comparable period of 2004. The reduction was primarily due to the factors discussed by Dave, resulting in low order volume in the quarter and as well as a decrease in the number of large orders closed. Subscription revenue declined 10% to $4.5 million, also impacted by the low order volume and in part by stronger sales of our client hosted web courseware. We do not believe this is a trend, but that we will see a gradual shift away from perpetual licenses to our subscription-based products in the future.

Professional services revenue grew by $1.4 million or 21% in the first quarter of 2005 over combined 2004 results, driven by our new Supplemental Educational Services offering and also by substantial growth in our software support and educational consulting services revenues, increasing 18% and 36%, respectively.

Other revenue declined 36% to $1.6 million primarily due to a decrease in hardware sales, which tends to fluctuate quarter to quarter.

Our deferred revenue balance was $46.7 million, down $4.9 from year-end as a result of the low order volume, but still above the January 2004 level of $45.5 million. Deferred service revenue increased 11%, partially offset by lower deferred license fee revenue.

GROSS PROFIT:

The overall gross profit margin for the quarter was 46.7%, versus 58.5% in first quarter 2004. Gross margins were impacted by several factors, including:

-   A reduction in high gross margin license fee revenues,
-   A greater mix of lower gross margin service revenues,
- A decline in educational consulting service revenues from year-end 2004 runrates, for which much of the costs are fixed, and

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-   Increased investments in the service organization and realignment of those resources to focus on service revenue growth initiatives. This shifted some costs from sales and marketing expense to cost of service revenue.

OPERATING EXPENSES:

Our total operating expenses in the first quarter 2005 were $20.1 million, before the impact of restructuring and other charges. This compares to $24.8 million of operating expenses for the combined companies during last year's first quarter, representing a 19% reduction. This change reflects the achievement of cost synergies from the combined entity, continued cost reduction actions implemented in the first quarter and the realignment of service resources to service revenue growth initiatives.

Restructuring and other charges reflect severance costs for actions taken in the U.K. to reduce headcount by about 30 people, severance costs for flattening the management structure in the U.S., and costs paid to or claimed by terminated executives under employment agreements.

BALANCE SHEET AND CASH FLOW:

Cash and marketable securities were $41.9 million at January 31, 2005. Cash used in operations was $1.7 million, which is significantly lower than our net loss due to the impact of non-cash items like depreciation and amortization and to significant collections of receivables. The Loss before interest, taxes, depreciation and amortization, and restructuring and other charges was $3.1 million, similar to the $2.9 million recorded in first quarter 2004.

Capitalized courseware development costs exceeded amortization by about $1.0 million for the quarter, due to devoting substantial resources to develop science and other courseware related to the New Media acquisition and investments in product consolidation from Lightspan and other acquisitions. These projects are in various stages of completion and have not begun or are just beginning to be amortized.

This concludes my formal remarks. I'll turn it back to Dave now for his further comments.

DAVE SMITH

Thank you Larry.

During fourth quarter I discussed various initiatives I planned to undertake to put the company on a path to profitable growth.

One initiative was the realignment of our product offerings to better meet the needs of the market, take advantage of growth opportunities, and reach their full revenue potential. We have recently launched new elementary offerings as an initial step in achieving this. Offerings for Special Education, Comprehensive School Reform, School Improvement Solutions, Extended Day Learning and Elementary Assessment from the classroom through district level have been implemented. This is a first step in a comprehensive repackaging and repricing effort that is underway.


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Another initiative is the implementation of a formal product development process to drive a more focused product development strategy, better align new products to the market and provide greater accountability for performance. The assessment phase has been completed and resources are now in place to move forward with implementation of this critical initiative.

Cost reduction and realignment of resources to revenue producing activities was also a goal. During the quarter we took several actions to achieve this. Specifically, we reduced management layers, cut spending of non-revenue producing expenses and funded additional sales resources. We also initiated actions in the U.K. to clarify the focus that business and reduce costs. We will continue to review all areas of the business to drive efficiency and a better return on the dollars we spend.

Finally, now that Mike Morache has been hired as CEO, we have launched a strategic planning process to set the future direction of the company and identify how to maximize the return on our extensive intellectual assets. The goal is to have this completed during our third quarter.

That concludes our formal remarks. We will now take any questions you may have.

Operator.

Q&A

CLOSING STATEMENT

Thank you again for joining us today. I remain very optimistic about PLATO Learning's potential for profitable growth going forward and look forward to working Mike Morache and the PLATO employees to make that happen.

Thank you and good bye.


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